Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

STRATOS INTERNATIONAL, INC.

(Originally incorporated on April 12, 2000)

ARTICLE I

     The name of the corporation is Stratos International, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, 19801, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

ARTICLE III

     A. Purpose. Subject to the provisions of Section D of this Article III, the purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).

     B. Definitions. For purposes of this Article III only, the following terms shall have the following meanings:

     “Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

     “Control” for this purpose shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     “Corporate Opportunity” shall mean an investment or business opportunity or prospective economic advantage in which the Corporation could, but for the provisions of this Article III, have an interest or expectancy.

     “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

     “Parent” shall mean Methode Electronics, Inc., a Delaware corporation, and all corporations, partnerships, joint ventures, associations and other entities (other than the Corporation, as defined above) in which Parent beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

     “Person” shall mean an individual, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

     C. Competing Activities. Except as otherwise expressly provided in a written agreement between Parent and the Corporation:

      (i) Parent and its officers, directors, agents, stockholders and Affiliates may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Corporation’s business;

      (ii) neither the Corporation, nor any other stockholder of the Corporation shall have any right in or to such business activities or ventures or to receive or share in any income or proceeds derived therefrom; and

      (iii) to the extent required by applicable law in order to effectuate the purpose of this provision, the Corporation shall have no interest or expectancy, and specifically renounces any interest or expectancy, in any such business activities or ventures.

     D. Corporate Opportunities.

      (i) If Parent (or, except as set forth below, any of its officers, directors, agents, stockholders or Affiliates) acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity or otherwise is then exploiting any Corporate Opportunity, the Corporation shall have no interest in such Corporate Opportunity and no expectancy that such Corporate Opportunity be offered to it, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation, such Person, (a) shall have no duty to communicate or present such Corporate Opportunity to the Corporation, shall have the right to hold any such Corporate Opportunity for its (and its officers’, directors’, agents’, stockholders’ or Affiliates’) own account or to recommend, sell, assign or transfer such Corporate Opportunity to Persons other than the Corporation, and (b) shall not breach any fiduciary duty as a stockholder of the Corporation or otherwise by reason of the fact that such Person pursues or acquires such Corporate Opportunity for itself, directs, sells, assigns or transfers such Corporate Opportunity to another Person, or does not communicate information regarding such Corporate Opportunity to the Corporation.

      (ii) Notwithstanding the provisions of Section D(i) of this Article III, the Corporation does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to any person (a) who is an officer of the Corporation and who is also a director but not an officer or employee of Parent; (b) who is a director but not an officer of the Corporation and who is also a director, officer or employee of Parent, if such opportunity is expressly offered to such person in his or her capacity as a director of the Corporation; or (c) who is an officer or employee of Parent and an officer of the Corporation if such opportunity is 2 expressly offered to such person in his or her capacity as an officer or employee of the Corporation.

      (iii) For purposes of this Article III only, a director of the Corporation who is Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an office of the Corporation under the Bylaws of the Corporation), unless such person is a full-time employee of the Corporation.

      (iv) Anything in this Restated Certificate of Incorporation to the contrary notwithstanding, (a) the initial clause of Section A, and Sections B, C, D and E, of this Article III shall no longer be in effect or operative, and can be eliminated from this Restated Certificate of Incorporation, at such time as Parent ceases to beneficially own Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote in the election of directors and no person who is a director or officer of the Corporation is also a director or officer of Parent; and (b) in addition to any vote of the stockholders required by law, until such time as Parent ceases to beneficially own Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote in the election of directors, the affirmative vote of the holders of more than 80% of the total voting power of all such classes of outstanding capital stock of the Corporation shall be required to alter, amend or repeal in a manner adverse to the interests of Parent, or adopt any provision adverse to the interests of Parent and inconsistent with, any provision of this Article III. Neither the alteration, amendment or repeal of this Article III nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article III shall eliminate or reduce the effect of this Article III in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article III, would accrue or arise prior to such alteration, amendment, repeal or adoption.

     E. Notice to Holders. Any Person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article III.

ARTICLE IV

     A. The total number of shares of capital stock which the Corporation shall have authority to issue is 105,000,000, consisting of 100,000,000 shares of common stock par value 0.01 per share (the “Common Stock”), and 5,000,000 shares of preferred stock par value $0.01 per shares (the “Preferred Stock”).

     Immediately upon the filing of this Amendment to the Restated Certificate of Incorporation (the “Effective Time”) each ten (10) shares of the Common Stock, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”), shall automatically, without further action on the part of the Corporation or any holder of Old Common Stock, be combined, converted, reclassified and changed into one (1) fully paid and nonassessable share of Common Stock (the “New Common Stock” and the “Reverse Stock Split”), subject to the treatment of fractional share interests as described below. The combination and reclassification of the Old Common Stock into New Common Stock shall occur at the Effective Time regardless of when the certificates representing such Old Common Stock are surrendered to the Corporation in exchange for certificates representing New Common Stock. After the Effective Time, certificates representing the Old Common Stock shall, until surrendered to the Corporation in exchange for New Common Stock, represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Amendment and the right to receive cash in lieu of any fractional share interest. No certificates representing fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock shall be entitled to receive in lieu of fractional shares and upon surrender to the Corporation’s transfer agent of their certificates representing Old Common Stock, duly endorsed, a cash payment in an amount equal to the product calculated by multiplying (i) the closing sales price of the Company’s Common Stock on the trading day preceding the Effective Date as reported on the NASDAQ National Market or, if no such sales price exists, the mid-range between the last bid and asked price on such date by (ii) the number of shares of Old Common Stock held by such holder that would otherwise have been converted into a fractional share interest. Upon surrender by a holder of Old Common Stock or a certificate or certificates for Old Common Stock, duly endorsed, to the Corporation’s transfer agent, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Old Common Stock, a certificate or certificates for the number of shares of New Common Stock to which such holder shall be entitled as aforesaid together with cash in lieu of any fractional shares interest.

     B. The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the 3 shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

     C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock).

ARTICLE V

     The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

     A. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate of Incorporation or the by-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

     B. The directors of the Corporation need not be elected by written ballot unless the by-laws so provide.

     C. Effective at such time as Methode Electronics, Inc., a Delaware corporation, ceases to be the beneficial owner of an aggregate of at least a majority of the then outstanding shares of Common Stock (the “Trigger Date”), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Prior to the Trigger Date, unless otherwise provided by law, any action which may otherwise be taken at any meeting of the stockholders may be taken without a meeting and without prior notice, if a written consent describing such actions is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     D. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the President or by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

ARTICLE VI

     A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, with the term of office of the first class (Class I) to expire at the Corporation’s first annual meeting of stockholders, the term of office of the second class (Class II) to expire at the Corporation’s second annual meeting of stockholders and the term of office of the third class (Class III) to expire at the Corporation’s third annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

     B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

     C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the by-laws of the Corporation.

     D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, (i) prior to the Trigger Date, any directors, or the entire board of directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (ii) on and after the Trigger Date, any directors, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

     The board of directors is expressly empowered to adopt, amend or repeal by-laws of the Corporation. Any adoption, amendment or repeal of the by-laws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the by-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of the Corporation.

ARTICLE VIII

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     All references in this Article VIII to a director shall also be deemed to refer to any such director acting in his or her capacity as a Continuing Director and pursuant to Article IX hereof.

ARTICLE IX

     The board of directors is expressly authorized to cause the Corporation to issue rights pursuant to Section 157 of the DGCL and, in that connection, to enter into any agreements necessary or convenient for such issuance. Any such agreement may include provisions limiting, in certain circumstances, the ability of the board of directors of the Corporation to redeem the securities issued pursuant thereto or to take other action thereunder or in connection therewith unless there is a specified number or percentage of Continuing Directors then in office. Pursuant to Section 141(a) of the DGCL, the Continuing Directors shall have the power and authority to make all decisions and determinations, and exercise or perform such other acts, that any such agreement provides that such Continuing Directors shall make, exercise or perform. For purposes of this Article IX and any such agreement, the term, “Continuing Directors,” shall mean (1) those directors who were members of the board of directors of the Corporation at the time the Corporation entered into such agreement and any director who subsequently becomes a member of the board of directors, if such director’s nomination for election to the board of directors is recommended or approved by the majority vote of the Continuing Directors then in office or (2) such members of the board of directors designated in, or in the manner provided in, such agreement as Continuing Directors.

ARTICLE X

     The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend or repeal this Article X, Sections C or D of Article V, Article VI, Article VII, Article VIII or Article IX.